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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE:

                ABMC APPOINTS JOSEPH GERSUK TO BOARD OF DIRECTORS
       Chief Financial Officer and Treasurer of MapInfo Corporation Brings
            Extensive Finance and Technology Background to ABMC Board

KINDERHOOK, NY, February 13, 2002 - American Bio Medica Corporation (NASDAQ:
ABMC) today announced that Joseph Gersuk has been appointed to its board of directors. Gersuk, who is the executive vice president and chief financial officer for global software technology leader MapInfo Corporation (NASDAQ:
MAPS), was elected at a meeting of the ABMC board yesterday.

ABMC board chairman and chief executive officer Gerald Moore said that Gersuk's appointment would bring to ABMC the insights of a results-driven senior corporate officer with a broad financial background in international and domestic technology businesses.

"We are very fortunate to have Joe Gersuk on our board of directors, as he brings 15 years of CFO experience to the board, with expertise in financial operations, capital markets, and building successful relationships with Wall Street," said Moore. "The finance end of ABMC's business is a strategic priority for us as we expand our domestic and international sales effort, and we can only benefit from having Joe Gersuk as a director."

"I am delighted to join ABMC's board of directors and look forward to working with Gerald Moore and his executive team to accelerate the company's growth. I recently acquired an equity position in ABMC and I plan to increase it in the future."

Gersuk has served as CFO and treasurer for MapInfo since joining the Troy, New York-based company in 1994. Prior to that, he was vice president, CFO, and director of Dataease Sapphire International Inc., a $33 million software publisher based in Trumbull, Connecticut. He also serves as trustee and treasurer of The Albany Academy for Girls.

About American Bio Medica Corporation

American Bio Medica Corporation develops, manufactures and markets inexpensive, accurate, on-site drugs-of-abuse diagnostic kits, sprays and support services worldwide. The company's global distributors target the workplace, physicians, corrections, clinical, and educational markets. ABMC's Rapid Drug Screen(R) and OralStat6(TM) test for the presence or absence of drugs of abuse in urine and saliva, respectively, while its Drug Detector(TM) identifies minute traces of illegal drugs on surfaces. ABMC was recently listed among the top ten biotechnology companies on the Deloitte & Touche 2001 Technology Fast 500, a ranking of the fastest growing companies in North America.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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